    EXHIBIT 19
3M Company Insider Trading Policies and Procedures
3M Company Securities Trading
and Insider Information Policy
3M Company
Securities Trading and Insider Information Policy
Applies To
This document applies to all 3M and subsidiary employees and those acting on behalf of 3M or its subsidiaries, including consultants and contract workers.
Introduction & Background or Purpose
During their activities with 3M, employees and others acting on 3M’s behalf may become aware of information about 3M or other companies that has not been made public. The use of such non-public or “inside” information about 3M or the other company in violation of 3M policy may also be a violation of the laws of many countries where 3M does business. Such laws make it unlawful for any person who has “material” non-public information about a company to trade the stock or other securities of that company or to disclose such information to others who may trade.
Insider trading is illegal and is prohibited. Employees and others acting on 3M’s behalf must (1) comply with all securities and insider trading laws, and (2) not disclose material, non-public information, or, while knowing material non-public information about 3M or another company, purchase or sell securities (e.g., stock, options, puts, calls, or any other derivatives) of 3M or the other company. In addition, senior 3M executives must comply with Securities and Exchange Commission rules restricting their ability to trade in 3M securities.
Requirements
Overall responsibility for ensuring compliance with these requirements is assigned to the 3M Legal Affairs organization.
Material non-public information is information that is not available to the general public and that could influence an investor to buy, sell, or hold securities. Any information, whether positive or negative, that may affect the stock price (either up or down) should be regarded as material.
Examples include unannounced:
•Company or business unit financial results,
•Earnings per share, including confirmation of previously issued earnings guidance,
•Dividend actions or other changes to the capital structure, including share repurchases,
•Mergers, acquisitions, divestitures, or joint ventures,
•Major litigation or government investigations,
•Major management changes,
•Cybersecurity incidents, data security breaches, and other disruptions to 3M’s information technology infrastructure, and
•Significant new product development or advances in research
It may not be clear whether certain information is “material,” so always seek the advice of the appropriate member of the Legal Affairs department if you are uncertain. Please note that the importance of information to an investor will be viewed after the fact by government regulators, prosecutors, courts and others with the benefit of 20/20 hindsight.
1

Information is non-public until it has been disclosed to the investing public through established news services, such as Dow Jones News Services, and sufficient time has passed to allow the information to be disseminated through the trading markets, typically the third trading day after the release of the information.
Insider trading is illegal and is prohibited by 3M policy. Employees and others acting on 3M’s behalf must follow these requirements:
•You must not buy or sell stock or other securities of 3M, directly or indirectly through family members or other persons or entities, while you are in possession of material, non-public information concerning 3M.
•You must not buy or sell stock or other securities of any other company (including, for example, a current or prospective 3M customer, supplier, or counterparty to a potential corporate development transaction), directly or indirectly through family members or other persons or entities, while you are in possession of material, non-public information concerning the company. Please note that information that is not material to 3M may be material to the other company.
•You must not disclose material non-public information about any company to any other person, including family members, friends, or colleagues, where the information may be used by the other person to transact in the company’s securities, even if you will not financially benefit from it.
•You must not recommend or suggest that anyone else buy, sell, or retain the stock or other securities of any company while you have material non-public information about the company.
•You must not provide access to material non-public information when it does not meet the strict need-to-know requirement.
•As general guidance, anyone with access to company-wide financial data (sales and/or costs) should not trade securities between the 15th of the last month of a quarter until the third day after issuance of the quarterly earnings press release.
Certain trading features, such as standing or market limit orders (e.g., an order to exercise a stock option or sell stock when it reaches a specified price), holding shares in a margin account, and pledging shares as collateral for a loan carry heightened risks for insider trading violations because you have no control over the timing of a transaction which could be executed by a broker with your standing instructions while you are in possession of material, non-public information.
Section 16 officers (those senior executives who are members of the Corporate Operations Committee and the Chief Accounting Officer) have additional trading restrictions and may only trade during quarterly window periods following a pre-clearance procedure and with permission of the CEO and the appropriate personnel in the Legal Affairs department.
It is the ultimate responsibility of each person covered by this Policy to comply with insider trading rules. Failure to comply with the requirements of the law and this Policy could lead to: (i) criminal and civil penalties for 3M and any individual involved in the violation, (ii) discipline, up to and including termination of employment, (iii) significant business disruptions, and (iv) harm to 3M’s reputation.

2

3M Company Securities Trading Preclearance Form and Exhibits
3M SECURITIES TRANSACTION PRE-CLEARANCE REQUEST

3M Insiders (Operations Committee members, and the chief accounting officer) are subject to stringent obligations and restrictions under the securities laws and 3M’s policies when engaging in transactions involving 3M securities. Before engaging in any transactions involving the securities of 3M, please review the memorandum attached hereto as Exhibit A, which summarizing the obligations and the procedures 3M Insiders must follow, including obtaining pre-clearance of all trades.

□ (Check Box) I have read and understood the attached memorandum (Exhibit A) and had the opportunity to ask any questions I may have about 3M’s Policy on trading in 3M’s securities.

Date of Request:
Name of Requester:
Proposed Transaction* (check all that applies):

*All other transactions are prohibited, including short-swing trades, short sales, derivative or hedging transactions, standing or market limit orders, margin accounts and pledging of 3M stock.
	□ Sale □ Purchase □ Gift to ____________________ □ Rule 10b5-1 Trading Plan	□ Option Exercise □ Cash/Hold □ Cashless sell to cover tax □ Cashless buy/sell all
Number of shares and type of shares (please attach details on the stock from your planner for Form 144):
Proposed transaction date:
Non Short-Swing Transaction	□ I confirm that I did not engage in any transaction within the last six months that match with this proposed transaction (any purchase and sale, or sale and purchase within less than six months resulting in profits) resulting in short-swing liabilities.
Rule 144 Compliance	□ If the proposed transaction is a sale, I have confirmed with my broker that the sale will comply with Rule 144.
Stock Ownership Guidelines	□ I confirm that I will be in compliance with 3M’s stock ownership guidelines attached hereto as Exhibit B after this proposed transaction.
Signature

Exhibit A

To:	Members of the Board of Directors and Section 16 Officers
From:	3M Office of General Counsel
Re:	Insider Trading – Summary of Obligations Under Federal Securities Laws
This memorandum summarizes (i) 3M’s policies regarding trading of 3M securities (common stock and bonds) by members of 3M’s Board of Directors (“directors”), as well as members of 3M’s Operations Committee and the chief accounting officer (“Section 16 Officers,” together with “directors”, “Insiders”), and (ii) the legal obligations and restrictions imposed on Insiders and their immediate family members1 under the federal securities laws when engaging in transactions involving the securities of 3M, and under certain circumstances, the securities of other companies.
3M’s policies are designed to ensure compliance with the securities laws and to prevent insider trading or allegations of insider trading, and to protect 3M’s reputation for integrity and ethical conduct. It is your obligation to understand and comply with these policies and the law applicable to transactions in securities described in the next sections.
Please review this memorandum carefully and contact the 3M Office of General Counsel to discuss any questions you may have. Any breach of the obligations described here could expose 3M and any individuals involved to serious civil and possibly criminal consequences (fines up to $5 million for individuals and $25 million for corporations, and imprisonment for up to 20 years). In addition, employees who violate a law or the 3M Code of Conduct are subject to appropriate discipline, up to and including termination of employment. Furthermore, any appearance of impropriety could impair investor confidence in 3M. For these reasons, considerable care should be taken to avoid the possibility of a violation.
3M Policies
The Board of Directors established stock ownership guidelines that require each director to retain the stock portion of the annual board compensation issued on or after October 1, 2007, until the director leaves the 3M Board. The information summarized below applies to transactions in all other 3M stock owned directly or indirectly by Insiders and their immediate family members.
I.    Pre-Clearance of all Trades
Section 16 Officers must first review any proposed transaction with, and obtain the approval of, 3M’s Chief Executive Officer before selling 3M stock or exercising options.
Members of the Board and Section 16 Officers must obtain approval to transact in 3M securities by contacting 3M’s Office of General Counsel and submitting a completed preclearance request form at least three business days before engaging in any transaction in 3M securities (including gifts, sale or purchase of 3M common stock or bonds, or exercise of stock options under 3M’s Long-Term Incentive Plan) by the Insider or an Insider’s immediate family member, and a transaction can only be made if the preclearance form is approved.
II.    Window Period Restrictions
Insiders and their immediate family members can only purchase or sell 3M securities beginning the 3rd business day after issuance of the quarterly earnings press release and continuing through the last business day of the second month of the fiscal quarter in which the quarterly earnings press release was issued, subject to a possible
1 Defined in Section I.2.

earlier closing of this normal trading window period due to intervening material nonpublic information, and also subject to the other provisions of 3M’s policies, including advance notification and approval to transact and not possessing material nonpublic information.
III.    No Misuse of Material Nonpublic Information
Insiders and their immediate family members must observe the following:
•No Trading on Inside Information. No trading in 3M securities (or the securities of any other company) directly or through immediate family members or other persons or entities, if you are in possession of material2 nonpublic3 information relating to 3M (or material nonpublic information about that company which you obtained in the course of your employment with 3M).

•No Tipping. Insiders must not disclose material nonpublic information to others or recommend to anyone the purchase or sale of any securities when in possession of such information. This practice, known as “tipping”, also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another person’s trading.
IV.    Additional Restrictions
Insiders should also refrain from engaging in short-term or speculative transactions in 3M securities or in other transactions in 3M securities that may lead to inadvertent violations of the insider trading laws. Accordingly, Insiders are subject to the following additional restrictions:
•Prohibitions on Short-Swing Trading. In accordance with Rule 16(b) under the Securities Exchange Act of 1934, as amended, Insiders must not engage in “opposite way” transactions (i.e., a purchase and sale, or a sale and purchase) of 3M’s securities within a period of less than six months.

•Prohibitions on Short Sales. Insiders may not engage in short sales of 3M securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).

•No Derivatives or Hedging Transactions. Insiders must not (directly or indirectly through designees) engage in transactions in publicly traded options, such as puts, calls and other derivative securities on an exchange or in any other organized market. In addition, Insiders are not permitted (directly or indirectly through designees) to engage in the purchase or sale of financial instruments (including, such as, prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of Company stock granted to or held by them directly or indirectly. All hedging arrangements have a common purpose – they allow Insiders to own stock technically, but without the full benefits or risks of such ownership. Hedging arrangements countermand the very point of stock ownership: aligning Insiders interests with those of stockholders. Depending on design, a hedging product could allow an Insider to bet against the company’s stock, creating significant ethical, legal and public and stockholder relations concerns.

•No Standing or Market Limit Orders. Standing or market limit orders should not be used under any circumstances. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing or market limit order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading. (See “Rule 10b5-1 Trading Plans” below for permissible trading plans.)

•No Margin Accounts. Do not establish a brokerage account in which the broker lends you cash to purchase 3M securities – a so-called “margin account.” The loan in the account is collateralized by the 3M
2 Defined in Section VI.3.
3 Defined in Section VI.4.

securities. If the value of the 3M securities drops sufficiently, 3M securities held in a margin account may be sold without your consent by the broker if you fail to meet a margin call. Because a margin sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in 3M securities, you are prohibited from holding 3M securities in a margin account.

•No Pledge of 3M Securities as Collateral for a Loan. Do not pledge 3M securities to secure any financing arrangement. 3M securities pledged as collateral for a loan may be sold without your consent by the lender in foreclosure if you default on the loan. Because a foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in 3M securities, you are prohibited from pledging 3M securities as collateral for a loan.

•Rule 10b5-1 Trading Plans. An Insider may enter into a written trading plan with a broker such as Fidelity (also known as a “10b5-1 plan”) to sell 3M securities if the price reaches a certain level. If an Insider enters into a trading plan that complies with Securities and Exchange Commission (“SEC”) parameters when the Insider is not aware of material nonpublic information, and operates the plan in good faith, 3M securities may be sold or option may be exercised pursuant to the plan even though the Insider may later become aware of material nonpublic information at the time of the transaction. Trading plans do not eliminate all risks of a claim of insider trading but are helpful because they provide an affirmative defense to a claim of insider trading if the plan complies with SEC rules. Please note that pursuant to the recently adopted SEC rules, all Rule 10b5-1 plans of public company Insiders will be subject to public disclosure. Consult with 3M’s Office of General Counsel before establishing such a plan. Insiders must obtain the approvals otherwise required to transaction in 3M securities, as described in these policies, prior to entering into a trading plan. In general, any trading plan must:
obe signed by you, your broker and 3M;
obe entered during a window period noted above when you are not aware of any material nonpublic information;
onot be changed or cancelled for the duration of the plan; and
ocomply with SEC requirements, including a “cooling off” period between the date on which the plan is adopted and the date on which the first plan trade occurs.
V.    Unauthorized Disclosure
Maintaining the confidentiality of 3M’s information is essential for competitive, security, and other business reasons, as well as to comply with the securities laws. You should treat all information you learn about 3M or its business plans as confidential and proprietary to 3M. Inadvertent disclosure of confidential or inside information may expose 3M and you to significant risk of investigation and litigation. The timing and nature of 3M’s disclosure of material information to outsiders is subject to rules under the securities laws, the breach of which could result in substantial liability to you, 3M and its management. Accordingly, it is important that you observe 3M’s Disclosure Policy:
It is 3M policy that employees and others acting on 3M’s behalf must not make any disclosure of material nonpublic information about 3M to anyone outside 3M (other than to persons who first are obliged in writing to maintain confidentiality) unless we disclose it to the public at the same time through a broadly distributed press release.
The Chief Executive Officer, Chief Financial Officer, the most senior member of the Investor Relations team and their designees will serve as the authorized spokespersons for 3M. Others within 3M may, from time to time, respond to specific inquiries as requested by the authorized spokespersons and in consultation with Investor Relations.
Authorized spokespersons will speak on behalf of 3M with the investment community (analysts, institutional investors, shareholders, and the financial media). Investor Relations will schedule and conduct group meetings, one-on-one visits, teleconferences and other discussions. Investor Relations will develop speeches, meeting materials, key pointers, press releases and other financial communications.
Employees and others who are not authorized spokespersons must refer all calls from the investment community to Investor Relations.
Summary of Obligations Under Federal Securities Laws
I.    General Overview of Section 16
1.     What is Section 16? Section 16 is part of the federal securities laws that imposes reporting requirements and trading restrictions on Insiders. To deter Insiders from using confidential information about 3M for personal trading gain, Section 16 requires them to:
•File public reports under Section 16(a) with the SEC for transactions and holdings involving 3M’s equity securities;
•Disgorge to 3M under Section 16(b) any profits realized on “short-swing transactions” (i.e., any purchase and sale, or sale and purchase, of the company’s equity securities within a period of less than six months); and
•Refrain under Section 16(c) from engaging in short sales of 3M’s equity securities.
2.    What Securities Does Section 16 Cover? All equity securities of 3M beneficially owned by an Insider are subject to Section 16. The term “equity security” includes:
•Common stock, including restricted stock and restricted stock units;
•Any related derivative security;
•Options granted under 3M’s Long-Term Incentive Plan that derive their value from company stock, or have an exercise or conversion privilege at a price related to such stock;
•Exchange-traded put or call options - Even if a derivative security (such as an exchange-traded option) is not issued by the company, it is covered by Section 16 if it relates to, or derives its value from, an equity security of the company.
“Beneficial ownership” is determined on the basis of whether the Insider has a pecuniary interest (i.e., an opportunity to profit) in the securities. According to the SEC, such an interest may arise through any “contract, arrangement, understanding, relationship or otherwise.” The most common situations in which indirect beneficial ownership may be deemed to exist involve family members and trusts.
•Family Holdings. An Insider is presumed to beneficially own securities held by members of the Insider’s immediate family sharing the Insider’s household. The practical result is that an Insider must report all holdings and transactions by family members living in the Insider’s household. According to the SEC, persons who are considered members of the Insider’s “immediate family” for this purpose include the Insider’s spouse, children, grandchildren, parents, grandparents, siblings, in-laws (mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law), regardless of whether the relationship arises by blood, marriage, or adoption. Family members temporarily residing outside the Insider’s home (such as children in college) continue to be considered members of the household for reporting purposes.

•Trust Holdings. Generally, attributing the transactions and holdings of a trust to an Insider can occur only if the Insider has a pecuniary interest in the securities held by the trust and has investment control over such securities.
II.    Reporting Requirements Under Section 16(a)
1.    What Reports Must Insiders File? Section 16(a) requires 3M Insiders to disclose to the SEC and the New York Stock Exchange the number of shares of 3M common stock owned by the Insider, by the members of his or her household, and by others in which the Insider has a beneficial interest, and thereafter to report any changes in these holdings. There are three basic forms used for insider reporting.

•Form 3 - Initial Statement: An Insider must first report their beneficial ownership of 3M securities, including options, on Form 3 within 10 days after their appointment as an Insider.
•Form 4 - Changes in Ownership: An Insider must report any subsequent changes in their beneficial ownership of 3M securities on Form 4. This form must be filed with the SEC within two (2) business days of the transaction.
•Form 5 - Annual Report: Form 5 is an annual statement of beneficial ownership. Every person who was an Insider at any time during the fiscal year must file it within 45 days of the 3M’s fiscal year end. Any securities transactions that have not been reported previously on Form 4 during that period must be reported on Form 5. No Form 5 is necessary if all transactions and holdings subject to reporting during the fiscal year have been previously reported.

•Form 144 – Notice of Proposed Sale of Securities: This form must also be filed when any securities are sold. The form is filed electronically with the SEC on or before the sale if during any 3 months there is an intent to sell more than 5,000 shares or $50,000 in securities.
2.    What Are the Consequences of a Reporting Delinquency? If an Insider fails to file a required report, or files a report late, the company must disclose the Insider’s delinquency under a prominent caption in its annual proxy statement and Form 10-K annual report. Further, if the Insider regularly disregards the reporting deadlines, the SEC may bring enforcement proceedings that could result in sanctions (including monetary penalties) that must be disclosed by the company in various public documents for up to five years.
3.    What Transactions by Insiders Must be Reported? As a general rule, all transactions in 3M securities must be reported. These include:
•Purchases or sales of 3M securities or transactions involving exchange-traded put or call options by:
oYou, your spouse and minor children;
oOther relatives sharing your home (which usually includes children temporarily living away from home while attending college);
oYour broker in street name;
oAny trust in which you have any beneficial or pecuniary interest or have or share in the power to make purchase or sale decisions; or
oBy any other person or entity if you have a direct or indirect opportunity to profit or share in any profit derived from the transactions;
•Exercises of 3M stock options, whether or not you sell the shares; and
•Gifts.
III.    Short-swing Liability under Section 16(b)
1.    How Does Section 16(b) Work? Section 16(b) seeks to deter Insiders from misusing confidential information about 3M for personal trading gain by eliminating the profit element from “short-swing” transactions by such persons. (As mentioned earlier, a short-swing transaction is any purchase and sale, or sale and purchase, of the company’s equity securities within less than six months). Under Section 16(b), any profits realized by an Insider on a short-swing transaction are recoverable by the company. Liability under Section 16(b) is strict and absolute, with no excuses allowed. Thus, it makes no difference if the Insider engaged in the short-swing transaction innocently or inadvertently, or did not possess any inside information at the time of the transaction.
2.    Will 3M Indemnify Me Against This Liability? No. This is a unique personal liability, which the Company cannot indemnify the Insider for or insure against.

3.    Does Section 16(b) Apply to Transactions by Family Members? Yes. An Insider also may be responsible for transactions by related persons, e.g., spouse, minor children, other relatives sharing the Insider’s home (which usually includes children temporarily living away from home while attending college), or by trusts or other entities subject to the Insider’s control. Accordingly, care should be taken to prevent trades of opposite directions within six months by these persons or entities or trades by the Insider.
4.    Who Enforces Section 16(b)? 3M and its shareholders enforce section 16(b). The majority of actions to recover profits under Section 16(b) are initiated by a few “watchdog” lawyers who review reports filed by Insiders for the purpose of detecting profitable short-swing transactions. These lawyers, acting on behalf of a shareholder who often possesses only a nominal interest in the company, bring these transactions to the attention of the company for the purpose of eventually collecting an attorney’s fee based on the amount recovered.
5.    How Are the Recoverable Profits Computed? To maximize the deterrent effect of Section 16(b), the courts have applied the “lowest-in, highest-out” approach. Under this approach, when there is a series of transactions during the six-month short-swing period, the highest sale price is matched with the lowest purchase price during the period, then the next highest sale price is matched with the next lowest purchase price, and so forth, regardless of the order in which such transactions actually occurred. The differences are then totaled to determine the recoverable profits. Losses cannot be offset against gains under this method. As a result, it is entirely possible for an insider to have an actual loss on a series of transactions but a substantial profit payable under Section 16(b). In one case, for example, an insider suffered a net loss of $300,000 on a series of purchases and sales within a short-swing period but was found by the court to have recoverable profits of $400,000.
6.    What Transactions are Exempt from Liability under Section 16(b)? A transaction involving 3M securities that is exempt from liability under Section 16(b) means that the transaction will not be matched against a purchase or sale of securities by the Insider within a six-month period following the transaction. The following transactions involving 3M securities between 3M and Insiders are exempt from liability under Section 16(b):
•Grant of options under the Long-Term Incentive Plan;
•Grant of restricted stock under the Long-Term Incentive Plan;
•Periodic purchase of 3M stock under the 401(k) plan;
•Purchase of stock under General Employee Stock Purchase Plan;
•Withholding of stock upon exercise to pay withholding taxes;
•Exercise of options where the exercise method is:
oCash; or
oStock swap;
•Gifts and inheritances of 3M securities; and
•A gift of 3M stock to a family member sharing the same household will be exempt from Section 16(b). However, a sale of 3M stock by that donee within six months of a purchase of 3M stock by the donor could be considered a sale by the donor and matched for purposes of Section 16(b) liability.
7.    Are Sales of 3M Stock on the Open Market Exempt from Liability under Section 16? No. While transactions involving 3M securities between 3M and Insiders are exempt from liability under Section 16(b), the sale of such stock by the Insider (or family member) on the open market is NOT exempt and will be matched against a purchase of securities by the Insider (or family member) within a six-month period following the sale.

8.    How Can I Avoid Liability under Section 16(b)? Insiders can avoid liability under Section 16(b) if:
•They acquire stock directly from 3M under 3M stock plans (such transactions are exempt from liability); or
•They or their family members do not buy and sell (or sell and buy) 3M securities on the open market (these transactions are not exempt from liability) within less than 6 months.

Call the Office of General Counsel before engaging in any transaction involving 3M securities.
IV.    Short Sales Under Section 16(c)
What Types of Sales Are Prohibited by Section 16(c)? Section 16(c) makes it unlawful for an Insider to sell any of the company’s equity securities that:
•He or she does not own (“short sales”), or
•He or she owns, but does not deliver the securities against such sale within twenty days, or does not deposit the security in the mail within five days after the sale (“sale against the box”).
V.    Restrictions on Sale of Securities by Insiders Under Rule 144
1.    In Addition to the Trading Restrictions and Reporting Obligations of Section 16, Are There Any Other Restrictions on Sales of 3M Stock? Yes. The securities laws restrict the sale of securities held by 3M’s “affiliates”. The staff of the SEC regards directors and executive officers of a company as its affiliates. Consequently, Insiders may not sell 3M stock purchased upon exercise of options or acquired on the open market except in compliance with Rule 144.
2.    How Can Insiders Resell 3M Stock under Rule 144? Rule 144 is a safe-harbor adopted by the SEC, which enables Insiders to sell 3M stock subject to certain conditions. The most significant of these conditions are:
•Sell the securities through a broker; and
•File a Form 144 “Notice of Proposed Sale of Securities” on or before the sale if during any 3 months:
oThe number of securities to be sold exceeds 5,000 shares, or
oThe aggregate sale price exceeds $50,000.
Rule 144 applies to transactions made while one is an Insider and transactions by a former Insider for 3 months after an individual ceases to be an Insider. Historically, your broker would file the Form 144 on your behalf, but due to a change in compliance regulations many brokers have stopped doing so. The Company will not make Form 144 filings on your behalf after your service with the Company has ended, so please plan accordingly, or refrain from transacting if a Form 144 is otherwise required.
3.    Are Gifts of Securities Held by Affiliates Subject to Rule 144? Gifts to family members are not subject to the limitations of Rule 144 as long as the combined holding period of the donor and donee is at least 1 year. If the combined holding period is less than 1 year, then the donee must comply with the requirements described in paragraph 2 above as long as the donor is an affiliate of 3M.
VI.    Insider Trading
1.    What is Insider Trading? “Insider trading” refers generally to buying or selling a security while in possession of material nonpublic information about the security. Under the securities laws and 3M policy, no Insider (or an Insider’s immediate family members) may buy or sell any 3M securities (including common stock and exchange-traded put or call options) on the basis of material nonpublic information. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve 3M’s reputation for adhering to the highest standards of conduct.
It should be remembered that if an Insider’s transactions in 3M common stock becomes the subject of an investigation, the determination of whether the Insider traded on the basis of material inside information will be viewed after the fact with the benefit of 20/20 hindsight.
2.    Does the Prohibition against Insider Trading Apply to the Securities of Other Companies? Yes. This prohibition against trading in securities while possessing material nonpublic information also applies to the securities of any other company if material nonpublic information that relates to that company was obtained in the course of employment. For example, Insiders must not trade in the securities of a public company that is negotiating the purchase of a significant business from 3M.
3.    What is Material Information? Information should be regarded as “material” if there is a substantial likelihood that a reasonable shareholder would consider it important in making an investment decision about 3M common stock. Generally, any information that affects the price of securities (whether up or down) should be regarded as material. This includes:
•Company or business unit financial results;
•Earnings per share, including confirmation of previously issued guidance;
•Dividends or other changes to capital structure, including share repurchases;
•Mergers, acquisitions, divestitures or joint ventures;
•Major litigation or government investigations;
•Negotiations regarding significant contracts;
•Cybersecurity incidents, data security breaches, and other disruptions to 3M’s information technology infrastructure;
•Significant developments in 3M’s business or prospects; including new product announcements or developments; and
•Major management changes.
Material information may be either positive or negative. Information may be material even if it alone would not determine an investor’s decision to buy or sell securities. These examples are merely illustrative. If you know of these or similar matters that have not been publicly disclosed, you should refrain from buying or selling 3M common stock, even during a window period, until the third trading day after the information is publicly disclosed by 3M.
4.    What is Nonpublic Information? Material information is considered “nonpublic” unless (i) it has been broadly disclosed to the investing public (such as by a press release or the filing of the information with the SEC) and (ii) the investing public has had time to absorb the information fully, typically by the third trading day after the information is released. For example, if 3M issues a press release on Tuesday, the information in the press release is typically considered to be available to the public at the opening of the market on Friday.
VII.    Tipping
1.    What is tipping? An Insider may be liable for (i) tipping or disclosing material nonpublic information to third party “tippees”, such as friends, relatives or mere acquaintances, who in turn trade on the basis of such information before it is made public, or (ii) making recommendations or expressing opinions on the basis of material nonpublic information as to trading in the Company’s securities.
2.    Am I Personally Liable Even If I Do Not Trade In the Stock or Benefit from the Trade? Yes. This prohibition against disclosing nonpublic information to others applies whether or not the Insider derives any monetary benefit from making the disclosure. Consequently, Insiders should be discrete in handling nonpublic information and not discuss it in public places such as elevators, restaurants, taxis and airplanes where it can be overheard. Such information should be divulged only to other 3M employees having a need to know it in order to carry out their job responsibilities. To avoid even the appearance of impropriety, Insiders should refrain from providing advice or making recommendations regarding the purchase or sale of 3M securities even if the specific reason for such recommendation is not disclosed.
VIII.    Criminal and Civil Liability
1.    What Are the Liabilities for Trading (or Tipping) on Inside Information? Insider trading violations can expose companies and their insiders to tremendous liability. Insiders and others who trade on inside information may be liable for civil fines of up to three times the profit gained or loss avoided, and for criminal penalties. The maximum criminal fine for individuals is $5 million and for corporations is $25 million. The maximum jail sentence is 20 years.
2.    Do I Have Any Liability For Failing To Prevent Insider Trading Or Tipping by Others? Yes. The federal securities law also imposes potential liability on the part of the company and other “controlling persons” for failing to take appropriate steps to prevent illegal trading or tipping.
3.    Who is a Controlling Person under the Law? The law defines “controlling person” to include “not only employers (i.e., the company), but any person with power to influence or control the direction or the management, policies, or activities of another person.” In addition to potential exposure of top management, individuals who supervise others may be exposed as a “controlling person” under the law.

Exhibit B
Executive Stock
Ownership Guidelines

Overview

The company expects the Section 16 Reporting Officer to work toward achievement of the required level of 3M stock ownership within the transition timeframe.

Monitoring/Management of Guidelines

1. 3M’s Office of General Counsel manages the activities for individual transactions- in accordance with current policy and the following enhancements:
•The preferred transaction is one that does not decrease overall ownership level
•If decreasing ownership level, CEO shall be notified in advance by the executive

2.Periodic reports are shared with the CEO and the Compensation Committee of 3M’s Board of Directors to show status of ownership levels.

3.Stock ownership guidelines will be published in the 3M Proxy Statement.

Guidelines

•Participants:    3M Section 16 Reporting Officers

•Formula:

•Multiple Table: For all covered executives, the following multiples shall apply to determine the required number of shares to be attained pursuant to these Guidelines:

COB / CEO    6X

EVP’s, SVP’s (L1’s)    3X

SVP’s, VP’s (L2’s)    2X

•Calculation Upon Initial Appointment. The number of shares to be attained will be calculated using a multiple (based on the above table) of annual base salary at the time of appointment to Section 16 Reporting Officer status and at the time of a position change from one multiple level to a higher (promotion) or lower (demotion) multiple level, divided by the closing price of 3M stock on that date.

•Periodic Recalculation. Beginning December 31, 2013 and every three (3) years thereafter, the Company will recalculate each covered executive’s minimum number of shares to be attained. The new number of shares will be recalculated using a multiple (based on the above table) of each executive’s then current annual base salary, divided by the closing price of 3M stock on that date.

•Timing: For the initial calculation under these Guidelines, a covered executive will have five (5) years (from time of appointment to Section 16 Reporting Officer status) to meet the required level of ownership. For periodic recalculations done pursuant to these Guidelines that result in a required level of ownership higher than the previous level of ownership established for an executive, the executive will have three (3) years (from the date of the recalculation) to reach the higher level of ownership. For any covered executive who is within the initial 5-year period described above, the executive must achieve any higher level of ownership within the longer of the remaining portion of the 5-year period, or the 3-year period.
1

•Shares counted: actual 3M shares owned by the executive or an immediate family member; shares credited to the executive’s account under the 3M 401(k) plan or another deferred compensation plan; General Employees Stock Purchase Plan shares held in book entry; restricted stock and restricted stock units

Compliance: If an executive covered by these Guidelines is not on track to meet his or her required level of ownership within the established period, he or she will be required to hold and not sell a sufficient number of the after-tax 3M shares received upon the next payout of performance shares for the individual to be on track (e.g., for a 5-year period, 20% after one year, 40% after two years, etc.)

2

Excerpt from the 3M Company Code of Business Conduct and Ethics for Members of the Board of Directors relating to 3M Company insider trading policies and procedures

5.Compliance with Laws, Rules and Regulations; Fair Dealing
a.Directors shall comply, and oversee compliance by employees, officers and other directors, with laws, rules and regulations applicable to the Company, including insider-trading laws.
b.Directors shall oversee policies intended to ensure fair dealing by employees and officers with the Company’s customers, suppliers, competitors and employees.
6.Confidentiality and Stock Trading Policy
a.Confidentiality. Directors shall maintain the confidentiality of information entrusted to them by the Company and any other confidential information about the Company that comes to them, from whatever source, in their capacity as a Director, except when disclosure is authorized or legally mandated. For purposes of this Code, “confidential information” includes all non-public information relating to the Company.
b.Release of Confidential Information. Confidential information about the Company, including information that can be expected to have an impact on the market for the Company’s stock, including forward-looking information such as revenue or earnings projections, may be released only in accordance with the Company’s guidelines and the law. Contacts with news organizations should be handled through the Company’s Media Relations Department.
c.No Securities Transactions while in Possession of Material Nonpublic Information. Directors who have access to, or knowledge of, material nonpublic information from or about the Company are prohibited from buying, selling or otherwise trading in the Company’s stock or other securities. Directors who acquire material nonpublic information about another company in the course of service as a Director are prohibited from trading in the securities of the other company. “Material nonpublic” information includes any information, positive or negative, that has not yet been disclosed to the public and that might be of significance to an investor in deciding whether to buy or sell stock or other securities.
d.No Communication or “tipping” of Material Nonpublic Information to Others. Directors also are prohibited from directly or indirectly disclosing material nonpublic information to any other person, including family members, other relatives and friends, so that they may trade in the stock or other securities of the Company or another company.
e.Pre-clearance of All Securities Transactions. To ensure compliance with the two-day reporting requirements under Section 16 and to help prevent even inadvertent violations of the federal securities laws, Directors must pre-clear with the General Counsel and Corporate Secretary any transaction involving 3M securities (including sales/purchases, gifts, trust contributions or any other transfer).